Exhibit 2.2
AMENDMENT TO
ASSET PURCHASE AGREEMENT
     This Amendment to Asset Purchase Agreement (“Amendment”) is made on July 5, 2006, and amends that certain Asset Purchase Agreement by and among MTI Technology Corporation, a Delaware corporation (“Purchaser”), Collective Technologies, LLC, a Delaware limited liability company (“Seller”), and Pencom Systems Incorporated, a New York corporation (“Pencom”) dated June 6, 2006, as previously amended by that certain Amendment to Asset Purchase Agreement by and among Purchaser, Seller and Pencom, dated June 28, 2006 (“Agreement”).
     Purchaser, Seller and Pencom hereby agree that, notwithstanding anything to the contrary contained in the Agreement and notwithstanding that the Closing and the Closing Date shall occur at other dates and times, the Closing shall be deemed to have occurred at 12:01 a.m., Pacific time, on July 2, 2006 (the “Effective Time”). Without limiting the generality of the foregoing, the Purchased Assets shall be deemed to have been transferred, assigned, conveyed and delivered to the Purchaser and the Assumed Liabilities shall be deemed to have been assumed by the Purchaser at the Effective Time, the Purchaser shall be deemed to have commenced the conduct of the Business at the Effective Time and all revenues and other benefits derived from the operation of the Business and all liabilities, costs and expenses incurred in the operation of the Business in the ordinary course after the Effective Time shall be for the account of the Purchaser. Section 11.3(e) of the Agreement shall be amended and replaced with the following: “(e) the operation of the Business after the Effective Time.”
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser” MTI Technology Corporation
By:	/s/ Scott Poteracki
Name:	Scott Poteracki
Title:	CFO
“Seller” Collective Technologies, LLC
By:	/s/ Edward C. Ateyeh, Jr.
Name:	Edward C. Ateyeh, Jr.
Title:	President
Pencom Systems Incorporated
By:	/s/ Edward C. Ateyeh, Jr.
Name:	Edward C. Ateyeh, Jr.
Title:	Executive VP
[Signature Page to Amendment to Asset Purchase Agreement]